Exhibit (c)(3)

Project Ryan PRELIMINARY DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF REALNET WORKS, INC. MARCH 1,2022 | CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Preliminary Financial Projections Observations

Management Baseline Case

(dollars in millions)

		CY Ended December 31,					CY Ending December 31,			CAGR	
		2017A	2018A	2019A	2020A	2021A	2022E	2023E	2024E	2017A to 2021A	2021A to 2024E
	SAFR	$0.0	$0.1	$1.1	$3.0	$4.3	$10.1	$19.0	$32.6	*NMF*	97.0%
	KONTXT	0.0	0.0	1.4	3.3	3.7	4.7	8.4	11.8	*NMF*	47.0%
	Games	25.4	21.7	25.5	28.6	24.1	24.3	34.5	44.3	-1.3%	22.5%
	Foundation	53.3	47.3	37.8	33.2	26.1	26.8	19.8	19.8	-16.4%	-8.7%
1	**Total Revenue**	**$78.7**	**$69.1**	**$65.8**	**$68.0**	**$58.2**	**$66.0**	**$81.6**	**$108.5**	**-7.3%**	**23.1%**
	Growth %	*NA*	*-12.2%*	*-4.8%*	*3.4%*	*-14.5%*	*13.4%*	*23.7%*	*33.0%*		
	Total Cost of Sales	(22.7)	(17.2)	(17.1)	(16.3)	(13.6)	(12.3)	(18.3)	(24.4)		
2	**Gross Profit**	**$56.0**	**$52.0**	**$48.7**	**$51.7**	**$44.6**	**$53.7**	**$63.3**	**$84.1**	**-5.6%**	**23.6%**
	Margin %	*71.2%*	*75.2%*	*74.0%*	*76.0%*	*76.6%*	*81.3%*	*77.5%*	*77.5%*		
3	Sales & Marketing	(19.4)	(15.3)	(18.1)	(18.3)	(18.1)	(17.9)	(22.5)	(27.7)		
	Research & Development	(25.5)	(25.7)	(24.2)	(20.9)	(20.2)	(22.6)	(24.0)	(27.3)		
4	General & Administrative	(22.2)	(24.7)	(24.8)	(19.5)	(18.9)	(19.8)	(17.8)	(18.6)		
	Adjusted EBITDA	**($11.1)**	**($13.7)**	**($18.5)**	**($7.0)**	**($12.6)**	**($6.7)**	**($0.9)**	**$10.6**		
	Margin %	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*9.8%*		
	General & Administrative Detail										
	Direct Unit G&A	($5.6)	($5.0)	($5.1)	($3.8)	($3.8)	($3.7)	($3.4)	($3.8)		
5	Allocated Corporate G&A	(7.2)	(6.4)	(6.3)	(6.3)	(5.8)	(5.2)	(5.1)	(5.1)		
	Unallocated Corporate G&A	(9.4)	(13.2)	(13.3)	(9.4)	(9.4)	(10.9)	(9.2)	(9.7)		
	Total G&A	**($22.2)**	**($24.7)**	**($24.8)**	**($19.5)**	**($18.9)**	**($19.8)**	**($17.8)**	**($18.6)**		

Per Company Management:

1. *Projected revenue profiles for the segments track the strategy of (i) investing in the SAFR and KONTXT AI platforms, (ii) facilitating self-funded growth in the Games segment and (iii) managing the Foundation businesses for profitability and using their operating cash flows to finance investment in the AI platforms*
2. *Gross margins are projected to improve relative to historical levels due to business mix, with a temporary lift in CY 2022E due to a one-time IP licensing agreement*
3. *Sales and R&D expenses are projected to increase due to investment in the AI platforms, with scale driving profitability towards the end of the projection period. Most (but not all) sales and R&D personnel are dedicated to a specific business unit*
4. *G&A expense reduction is a key area of focus – the Company has modeled in $2 million of identified cost reductions starting in CY 2023E and is working with a third-party consultant on revamping the operating structure to drive incremental savings*
5. *Most of the Company's ~$20 million of annual G&A expense consists of shared personnel, professional services and rent expense. Unallocated corporate G&A consists of (i) ~$5-6 million of senior personnel expenses, (ii) ~$2 million of public company costs and (iii) ~$2 million of other expenses.*

Note: Figures in historical periods have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of the Company's interest in Napster. All figures (including expenses) provided by Company management and presented net of normalizing adjustments where applicable.
A refers to Actual.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CAGR refers to Compound Annual Growth Rate.
CY refers to Calendar Year.
E refers to Estimated.
G&A refers to General & Administrative.
NA refers to not available.
NMF refers to not meaningful figure.
R&D refers to Research & Development.
Source: RealNetworks management as of 2/11/22.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 2

Preliminary Financial Projections Observations (cont.)

Summary Financial Information Lookback

Total Revenue (CY 2012A to CY 2024E)

(dollars in millions)



$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$258.8
$206.2
$156.2
$125.3
$120.5
$78.7
$69.1
$65.8
$68.0
$58.2
$66.0
$81.6
$108.5
CY 2012A to CY 2021 CAGR: -15.3%
CY 2017A to CY 2021 CAGR: -7.3%
CY 2021A to CY 2024E CAGR: 23.1%
68%
32%
68%
31%
57%
39%
49%
42%
45%
41%
41%
37%
15%
24%
42%
10%
23%
18%
41%
11%
30%
CY 2012A
CY 2013A
CY 2014A
CY 2015A
CY 2016A
CY 2017A1
CY 2018A
CY 2019A
CY 2020A
CY 2021A
CY 2022E
CY 2023E
CY 2024E
SAFR
KONTXT
Games
Foundation
Total Revenue

Adjusted EBITDA[2] (CY 2012A to CY 2024E)

(dollars in millions)



$25.0
$0.0
($25.0)
($50.0)
($75.0)
($16.7)
($23.7)
($56.6)
($45.8)
($21.6)
($11.1)
($13.7)
($18.5)
($7.0)
($12.6)
($6.7)
($0.9)
$10.6
CY 2012A
CY 2013A
CY 2014A
CY 2015A
CY 2016A
CY 2017A
CY 2018A
CY 2019A
CY 2020A
CY 2021A
CY 2022E
CY 2023E
CY 2024E
Total Adjusted EBITDA

Note: For CY 2017 to CY 2021, figures have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of the Company's interest in Napster. For CY 2012 to CY 2016, figures reflect as-reported figures per public filings and are not adjusted for discontinued operations or acquisitions / divestitures. Figures may not foot due to rounding or omitted segment revenue contribution information for values less than 10%.

1. *In CY 2017, Korean music on-demand business was reported as a discontinued operation. CY 2017 revenue figure does not include ~$46.0 million of revenue associated with this business.*
2. *Refers to adjusted EBITDA as reported by Company management. Excludes stock-based compensation and impairment charges.*

A refers to Actual; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate.
CY refers to Calendar Year; E refers to Estimated; NMF refers to not meaningful figure.
Sources: RealNetworks management and public filings.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 3

Preliminary Financial Projections Observations (cont.) Segment-Level Financial Information || SAFR Management Baseline Case (dollars in millions) CY Ended December 31, CY Ending December 31, CAGR 2018A 2019A 2020A 2021A 2022E 2023E 2024E 2021A to 2024E 2022E to 2024E 1 2 Access Control $0.0 $0.0 $0.0 $0.0 $1.0 $4.8 $10.1 NMF 225.9% Authentication 0.0 0.0 0.0 0.0 0.5 1.3 2.5 NMF 123.6% 3 Federal 0.0 0.0 1.2 1.4 4.2 7.2 12.1 106.7% 68.7% Commercial (Existing) 0.1 1.1 1.7 2.9 4.4 5.7 7.9 39.9% 34.2% Total Revenue $0.1 $1.1 $3.0 $4.3 $10.1 $19.0 $32.6 97.0% 79.7% Growth % NA 704.1% 169.0% 44.0% 136.8% 87.9% 71.8% Cost of Goods Sold (0.0) (0.3) (0.3) (0.2) (0.6) (2.5) (4.7) 4 Gross Profit $0.1 $0.8 $2.7 $4.1 $9.5 $16.5 $27.9 89.5% 70.9% Margin % 92.2% 74.9% 90.7% 96.0% 94.4% 86.9% 85.4% Sales & Marketing (0.8) (4.8) (5.0) (7.1) (7.9) (8.2) (11.0) Research & Development (2.8) (3.8) (4.4) (4.0) (5.9) (6.5) (8.1) Direct G&A 0.0 0.0 0.0 (0.1) (0.2) (0.3) (0.3) Allocated Corporate G&A (0.6) (1.0) (1.7) (1.8) (2.2) (2.1) (2.1) 5 Contribution Margin ($4.0) ($8.7) ($8.4) ($9.0) ($6.6) ($0.6) $6.4 Margin % NMF NMF NMF NMF NMF NMF 19.5% Per Company Management: 1 Following early wins in the surveillance area, SAFR is making a strategic pivot towards providing integrated hardware and software solutions across access control and authentication applications. The pivot is driven both by a perceived opportunity to scale rapidly in access control – and headwinds in surveillance arising from significant customization requirements and focus on privacy in certain geographic regions 2 Access control revenues are projected to be anchored by the launch of the Bird offering in Q2 CY 2022E, as well as the Bee offering subsequent to that time 3 Surveillance applications are projected to drive continued growth among federal customers, whereas growth among existing commercial customers is projected to stem from surveillance, access control and authentication applications. Federal deployments, while lumpy, are generally projected to grow as the reach of underlying partnerships expands 4 Gross margins are projected to decline over time as integrated solutions become a more significant contributor to revenue mix 5 SAFR is projected to reach profitability towards the end of the projection period as returns on investments in R&D and sales force materialize Note: CY 2017 not shown due to de minimis segment revenues and operations. All figures (including expenses) provided by Company management and presented net of normalizing adjustments where applicable. A refers to Actual; CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated; G&A refers to General & Administrative. NA refers to not available; NMF refers to not meaningful figure; R&D refers to Research & Development. Source: RealNetworks management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 4

Preliminary Financial Projections Observations (cont.) Segment-Level Financial Information || KONTXT Management Baseline Case (dollars in millions) CY Ended December 31, CY Ending December 31, CAGR 1 2018A 2019A 2020A 2021A 2022E 2023E 2024E 2021A to 2024E 2022E to 2024E Total Revenue $0.0 $1.4 $3.3 $3.7 $4.7 $8.4 $11.8 47.0% 58.0% Growth % NA NMF 130.6% 14.2% 27.1% 76.9% 41.1% Cost of Sales 0.0 (0.1) (0.2) (0.2) (0.3) (0.4) (0.5) Gross Profit $0.0 $1.3 $3.0 $3.5 $4.5 $8.0 $11.2 47.8% 58.7% Margin % 100.0% 91.9% 92.3% 93.8% 94.6% 95.5% 95.5% Sales & Marketing (0.1) (0.1) (0.1) (0.4) (0.5) (1.3) (2.4) Research & Development (2.1) (2.0) (2.2) (3.2) (4.1) (4.6) (5.3) Allocated Corporate G&A (0.4) (0.6) (0.5) (0.6) (0.6) (0.6) (0.6) Contribution Margin ($2.6) ($1.3) $0.2 ($0.7) ($0.7) $1.5 $3.0 Margin % NMF NMF 6.3% NMF NMF 18.0% 25.2% Per Company Management: 1 Kontxt has grown its revenue to ~$4 million through CY 2021 by leveraging the Company’s existing relationship with Syniverse to deliver anti-spam/anti-fraud services to enterprise customers 2 Revenue growth is projected to accelerate as the Company continues to leverage the Syniverse relationship and also ramps up investments in both its sales force and product roadmap Note: CY 2017 not shown due to de minimis segment revenues and operations. All figures (including expenses) provided by Company management and presented net of normalizing adjustments where applicable. A refers to Actual. CAGR refers to Compound Annual Growth Rate. CY refers to Calendar Year. E refers to Estimated. G&A refers to General & Administrative. NA refers to not available. NMF refers to not meaningful figure. Source: RealNetworks management. 5 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Preliminary Financial Projections Observations (cont.) Segment-Level Financial Information || Games Management Baseline Case (dollars in millions) CY Ended December 31, CY Ending December 31, CAGR 2017A 2018A 2019A 2020A 2021A 2022E 2023E 2024E 2017A to 2021A 2021A to 2024E 1 Free-to-Play $0.0 $0.7 $6.9 $14.1 $11.6 $12.2 $23.1 $34.2 NMF 43.3% Heartbeat $13.0 $9.9 $9.2 $5.9 $4.5 $4.8 $4.7 $4.1 -23.3% -3.3% Classic 12.4 11.2 9.4 8.6 8.0 7.3 6.7 6.1 -10.5% -8.7% Total Legacy $25.4 $21.0 $18.6 $14.5 $12.5 $12.1 $11.4 $10.1 -16.3% -6.7% 2 Total Revenue $25.4 $21.7 $25.5 $28.6 $24.1 $24.3 $34.5 $44.3 -1.3% 22.5% Growth % NA -14.6% 17.6% 12.2% -15.7% 0.9% 42.0% 28.4% Free-to-Play % 0.0% 3.1% 27.1% 49.3% 48.2% 50.1% 67.1% 77.1% Cost of Sales (8.7) (6.1) (7.0) (7.5) (6.2) (6.1) (10.8) (14.4) Gross Profit $16.7 $15.6 $18.5 $21.1 $17.9 $18.2 $23.7 $29.9 1.8% 18.7% 3 Margin % 65.8% 71.8% 72.6% 73.9% 74.4% 74.9% 68.8% 67.6% Sales & Marketing (6.0) (5.2) (6.2) (8.1) (7.6) (7.1) (11.0) (12.3) 4 Research & Development (9.7) (10.8) (9.9) (8.7) (8.7) (8.6) (9.5) (10.6) Direct G&A (2.9) (2.8) (2.9) (2.1) (2.1) (1.9) (2.2) (2.5) Allocated Corporate G&A (1.1) (1.0) (0.9) (0.8) (0.7) (0.8) (0.7) (0.7) 5 Contribution Margin ($3.0) ($4.2) ($1.3) $1.6 ($1.3) ($0.2) $0.4 $3.8 Margin % NMF NMF NMF 5.4% NMF NMF 1.0% 8.5% Per Company Management: 1 Despite CY 2019 to CY 2020 momentum, the FTP platform stalled in CY 2021 (driven by unfavorable retention metrics), ultimately resulting in Games management turnover and a strategic re-positioning. FTP is projected to stabilize in CY 2022E before nearly doubling in CY 2023E, as Games pivots away from linear games and towards the development of a new generation of games designed to appeal specifically to female audiences 2 Revenue projections generally are guided by Games management’s strategy of (i) seeding and growing the FTP platform and (ii) stabilizing the legacy funnel through the introduction of new games 3 Gross margins are projected to decline ~700bps from recent levels due to commercial arrangements tied to a specific FTP game with a near-term projected launch date 4 Nearly all of the projected R&D and sales expenses are intended to be directed towards development of the FTP platform with new games and user acquisition 5 The Games segment is generally run independently from the other segments. Games segment profits, primarily driven by its legacy portfolio, are expected to be re-invested to support segment growth Note: All figures (including expenses) provided by Company management and presented net of normalizing adjustments where applicable. A refers to Actual; bps refers to basis points; CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year. E refers to Estimated; FTP refers to Free-to-Play; G&A refers to General & Administrative. NA refers to not available; NMF refers to not meaningful figure; R&D refers to Research & Development. Source: RealNetworks management. 6 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Preliminary Financial Projections Observations (cont.) Segment-Level Financial Information || Foundation Management Baseline Case (dollars in millions) CY Ended December 31, CY Ending December 31, CAGR 2017A 2018A 2019A 2020A 2021A 2022E 2023E 2024E 2017A to 2021A 2021A to 2024E 1 2 Ringback Tones (RBT) $19.9 $18.5 $14.9 $12.3 $7.9 $6.6 $4.2 $3.8 -20.5% -21.9% RealTimes (RT) 2.9 2.9 2.1 2.2 2.2 1.2 1.2 1.1 -6.6% -19.9% 3 Intercarrier Messaging (ICM) 8.0 7.7 7.6 6.2 5.7 5.5 5.1 4.9 -8.2% -4.9% RealPlayer (RP) 5.1 5.0 3.9 4.3 3.2 3.6 4.2 4.8 -11.2% 15.0% 4 SuperPass (SP) 3.8 3.2 2.8 2.4 2.0 1.7 1.4 1.2 -14.4% -15.9% Intellectual Property (IP) 13.6 9.9 6.5 5.9 5.1 8.3 3.7 4.0 -21.9% -7.7% Total Revenue $53.3 $47.3 $37.8 $33.2 $26.1 $26.8 $19.8 $19.8 -16.4% -8.7% Growth % NA -11.4% -20.0% -12.1% -21.5% 2.8% -26.3% 0.3% Total Cost of Sales (14.1) (11.9) (10.0) (8.3) (7.0) (5.4) (4.7) (4.7) Gross Profit $39.3 $35.4 $27.8 $24.9 $19.1 $21.4 $15.1 $15.1 -16.5% -7.5% Margin % 73.6% 74.8% 73.5% 74.9% 73.2% 79.9% 76.2% 76.1% Sales & Marketing (13.4) (9.3) (7.1) (5.2) (2.9) (2.4) (2.0) (2.0) Research & Development (15.8) (10.0) (8.6) (5.6) (4.2) (4.1) (3.4) (3.3) Direct G&A (2.7) (2.2) (2.2) (1.8) (1.6) (1.5) (1.0) (1.0) Allocated Corporate G&A (6.1) (4.5) (3.9) (3.3) (2.6) (1.6) (1.6) (1.6) 5 Contribution Margin $1.3 $9.4 $6.0 $9.0 $7.8 $11.8 $7.0 $7.2 57.2% -2.5% Margin % 2.4% 19.9% 15.8% 27.1% 29.8% 43.9% 35.6% 36.3% Per Company Management: 1 Recent and projected revenue declines across most of the Foundation businesses are a function of businesses generally in structural decline that are being managed for profitability 2 Revenue in the mobile segments is projected to decline at a directionally similar rate to recent historical periods as pricing pressure and customer exits continue 3 The RealPlayer segment remains in a state of structural decline – however, near-term revenue growth is projected to be driven through strategic focus on the mobile segment and regional focus in China 4 Intellectual Property revenues have been declining in recent years, in keeping with trends observed across the segments. Revenues are projected to increase in CY 2022E due to a one-time licensing agreement, with opportunities in China supporting a slow rate of decline in the outer years 5 Despite topline pressure, the Company projects that it will continue to be able to manage its cost structure to drive stable contribution margin performance over the projection period Note: Figures in historical periods have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of the Company’s interest in Napster. All figures (including expenses) provided by Company management and presented net of normalizing adjustments where applicable. 1. Reflects positive segment contribution to total Foundation contribution margin. Does not reflect RealPlayer (RP) contribution margin of -7.4%. A refers to Actual; CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated. G&A refers to General & Administrative; NA refers to not available; NMF refers to not meaningful figure. Source: RealNetworks management. 7 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Historical Management Budget vs. Actual Results Total Revenue (CY 2019A to CY 2021A1) (dollars in millions) Note: Figures have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of the Company’s interest in Napster. All figures (including expenses) provided by Company management and presented net of normalizing adjustments where applicable. Figures may not foot due to rounding. A refers to Actual; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. CFO refers to Chief Financial Officer; CY refers to Calendar Year; mm refers to millions; Q refers to Quarter. Source: RealNetworks management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 8

Selected Historical Trading and Financial Performance Observations

Historical Trading Observations (Since January 2020)



Closing Stock Price ($)
Daily Volume (millions)
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
30.0
25.0
20.0
15.0
10.0
5.0
0.0
Q1 CY20
▲9.6%²
2.77 mm³
Q2 CY20
▼18.4%²
4.28 mm³
Q3 CY20
▼19.0%²
1.60 mm³
Q4 CY20
▲5.8%²
6.53 mm³
Q1 CY21
▲1.7%²
6.07 mm³
Q2 CY21
▲9.0%²
2.32 mm³
Q3 CY21
▼11.8%²
1.90 mm³
Q4 CY21
▼13.8%²
1.59 mm³
Current Stock Price = $0.65¹
Jan-20
Mar-20
May-20
Jul-20
Sep-20
Nov-20
Jan-21
Mar-21
May-21
Jul-21
Sep-21
Nov-21
Jan-22
Daily Trading Volume
RealNetworks Inc. Stock Price
Current Stock Price [1]
1-Week Stock Reaction [2]
1-Week Volume [3]

Comparison of Reported Financials vs. Wall Street Estimates and Company Guidance[4]

(dollars in millions)

	CY 2020A				CY 2021A							
	Q3		Q4		Q1		Q2		Q3		Q4	
	Revenue	Adj. EBITDA	Revenue	Adj. EBITDA	Revenue	Adj. EBITDA	Revenue	Adj. EBITDA	Revenue	Adj. EBITDA	Revenue	Adj. EBITDA
Consensus Wall Street Estimate [5]	NA	NA	NA	NA	$15.8	($3.0)	$15.0	($5.3)	$14.5	($4.5)	$14.3	($5.1)
Company Guidance [6]	NA	NA	NA	NA	NA	NA	$14.0 - $15.5	($6.0) - ($4.5)	$13.5 - $15.5	($5.0) - ($3.5)	$12.5 - $15.0	($5.5) - ($3.5)
Reported Financials	$16.6	($1.9)	$17.6	($0.9)	$15.9	($3.0)	$14.6	($4.3)	$14.3	($2.7)	$13.4	($3.7)
% Difference || Wall Street Estimate	NA	NA	NA	NA	0.6%	*NMF*	-2.7%	*NMF*	-1.4%	*NMF*	-6.3%	*NMF*
% Difference || Company Guidance Midpoint	NA	NA	NA	NA	NA	NA	-1.0%	*NMF*	-1.4%	*NMF*	-2.5%	*NMF*

1. Reflects closing price as of 2/28/22.
2. Refers to percentage change between closing share price immediately prior to reported earnings and closing share price 1-week after reporting earnings, per Capital IQ.
3. Refers to total volume 1-week after reporting earnings, per Capital IQ.
4. Quarters prior to Q3 CY 2020 not shown as figures reflect impact of subsequently divested Napster business.
5. Reflects consensus Bloomberg Wall Street analyst estimates for relevant financial metric immediately prior to reported earnings. Sole covering analyst Lake Street Capital Markets initiated coverage on 5/10/21.
6. RealNetworks did not provide management guidance for the periods Q2 CY 2020 to Q1 CY 2021. Management guidance reflects guidance provided in the immediately preceding quarter.
A refers to Actual; Adj. EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CY refers to Calendar Year; NA refers to Not Available.
NMF refers to not meaningful; mm refers to millions; Q refers to Quarter.
Sources: Bloomberg, Capital IQ, RealNetworks management and public filings.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 9

Selected Relative Stock Performance Information Total Shareholder Return (Since 2019) Since Announced Since Last 2-Year 1-Year Follow-On Offering 6-Month 3-Month Earnings Call Return Return (4/26/21) [1] Return Return (2/9/22) [2] RealNetworks, Inc. -36.9% -84.4% -80.9% -66.3% -44.4% -22.4% S&P 500 Index (Total Return) 53.2% 13.9% 6.0% -2.5% -5.5% -4.3% Nasdaq Index (Total Return) 62.0% 1.3% -2.7% -10.1% -13.2% -5.6% 1. Return information reflects closing data as of 4/26/21, the last completed trading day prior to announcement of follow-on offering after market close. 2. Return information reflects closing data as of 2/9/22, the last completed trading day prior to announcement of earnings after market close. Source: Capital IQ as of 2/28/22. 10 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Selected Wall Street Analyst Commentary

(dollars in millions, except per share values)

Analyst / Report Date	Price Target	Recommendation	Selected Commentary
Lake Street Capital Markets (2/10/22)	$4.00 (Unchanged)	Buy	***"AI products SAFR grew 44% year-over-year and KONTXT 14% year-over-year. SAFR revenues were slightly lower than we would like to see after a couple of key contracts wins in Q2 and Q3 [CY 2021A]. We believe the company has identified new markets with better prospects, and we could see additional contract wins in CY 2022A.*** Its AI business is still developing but holds significant potential as it racks up more reference wins, including using its SAFR facial authentication technology in a Japanese government program." ***"While its AI revenues are still episodic, RealNetworks is in a prime position to exploit strong end-market demand for AI-related security solutions with its healthy balance sheet of $27 million in cash…We expect RNWK has the capital needed to get its AI business past its proof of concept to meaningful revenues."*** ***"We have lowered our estimates to reflect Q1 guidance*** calling for $12.0 million - $14.0 million in revenues and adjusted EBITDA of ($5.5)–($4.0M), slightly below our estimates. We lowered our revenue, adjusted EBITDA, and adjusted EPS estimates to reflect marginally lower Games and Ringtones revenues, with operating expenses ticking up as its AI investment continues. Our CY 2022E model ratchets lower due to lower Games contribution expectations and a longer burn on AI revenue ramp." ***"Our $4.00 price target is based on a blended 3.0x EV/revenue multiple consisting of 2.0x CY 2022E revenue on its non-AI business and 7.0x on its AI/machine learning business.*** It is hard to find exact comparable public companies for Real. However, we believe a blend of digital media/tech for its legacy non-AI components and biometric/authentication software companies for its AI components is fair to approach the valuation discussion."
Lake Street Capital Markets (11/4/21)	$4.00 (▼$2.00)	Buy	***"As softness in the Games and Ringtones segments continues, management expects Q4 to be down sequentially on revenues and adjusted EBITDA.*** AI revenues were approximately $1.8 million in Q3, down from $2.4 million in Q2, with SAFR growing 124% year-over-year and KONTXT up 12% year-over-year. SAFR revenues were slightly lower than we would like to see after a strong Q2 as results remain episodic…***[The Company] did note a growing opportunity with DOD SI Bowler Pons to roll out its authentication technology. Like the NTT DoCoMo relationship, we view these reference wins as a precursor to revenue, hopefully, sooner vs. later."*** ***"We have lowered our estimates to reflect Q4 guidance*** calling for $12.5 - $15.0M in revenues and adjusted EBITDA of ($5.5) –($3.5M)." ***"Our $4.00 price target, down from $6.00, is based on a blended 3.0x (down from 4.0x) EV/revenue multiple consisting of 2.0x CY 2022E revenue on its non-AI business and 7.0x (down from 9.0x) on its AI/machine learning business."***

A refers to Actual; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EPS refers to Net Income per Share of Common Stock, adjusted for certain non-recurring items.
AI refers to Artificial Intelligence; CY refers to Calendar Year; E refers to Estimated; EV refers to Enterprise Value; Q refers to Quarter.
Source: Wall Street analyst research.

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HOULIHAN LOKEY | 11

Appendix Preliminary Financial Projections Observations || Management Baseline Case and Illustrative Investment Case Bridge

Preliminary Financial Projections Observations

Management Baseline Case and Illustrative Investment Case Bridge

(dollars in millions)

	Management Baseline Case			Incremental [1]			Investment Case		
	CY Ending December 31,			CY Ending December 31,			CY Ending December 31,		
	2022E	2023E	2024E	2022E	2023E	2024E	2022E	2023E	2024E
SAFR	$10.1	$19.0	$32.6	$0.0	$6.6	$22.5	$10.1	$25.6	$55.1
KONTXT	4.7	8.4	11.8	0.3	3.7	9.3	5.0	12.1	21.1
Games	24.3	34.5	44.3	0.0	2.0	6.0	24.3	36.5	50.3
Foundation	26.8	19.8	19.8	0.0	0.0	0.0	26.8	19.8	19.8
Total Revenue	**$66.0**	**$81.6**	**$108.5**	**$0.3**	**$12.4**	**$37.9**	**$66.3**	**$94.0**	**$146.4**
Growth %	*13.4%*	*23.7%*	*33.0%*	*0.5%*	*18.1%*	*22.7%*	*13.9%*	*41.9%*	*55.7%*
SAFR	(16.7)	(19.5)	(26.2)	(2.8)	(9.7)	(16.9)	(19.5)	(29.2)	(43.1)
KONTXT	(5.5)	(6.8)	(8.8)	(2.9)	(5.4)	(6.0)	(8.4)	(12.3)	(14.8)
Games	(24.5)	(34.2)	(40.6)	(2.0)	(4.6)	(6.3)	(26.5)	(38.8)	(46.9)
Foundation	(15.1)	(12.7)	(12.6)	0.0	0.0	0.0	(15.1)	(12.7)	(12.6)
Total Segment Expenses	(61.7)	(73.3)	(88.3)	(7.7)	(19.7)	(29.1)	(69.4)	(93.0)	(117.4)
SAFR	($6.6)	($0.6)	$6.4				($9.4)	($3.6)	$12.0
KONTXT	(0.7)	1.5	3.0				(3.3)	(0.2)	6.3
Games	(0.2)	0.4	3.8				(2.2)	(2.2)	3.5
Foundation	11.8	7.0	7.2				11.8	7.0	7.2
Total Contribution Margin	**$4.2**	**$8.3**	**$20.3**				**($3.2)**	**$1.0**	**$29.0**
Margin %	*6.4%*	*10.2%*	*18.7%*				*NMF*	*1.1%*	*19.8%*
Unallocated Corporate G&A	(10.9)	(9.2)	(9.7)				(10.9)	(9.2)	(9.7)
Adjusted EBITDA	**($6.7)**	**($0.9)**	**$10.6**				**($14.0)**	**($8.2)**	**$19.3**
Margin %	*NMF*	*NMF*	*9.8%*				*NMF*	*NMF*	*13.2%*

For illustrative purposes, Company management has prepared a set of illustrative investment case projections which it has indicated are not achievable absent an external capital raise of at least $10 million

Note: Investment case shown for illustrative purposes only.
1. Reflects incremental investment in SAFR, KONTXT and Games as presented in the investment case.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CY refers to Calendar Year.
E refers to Estimated.
G&A refers to General & Administrative.
NMF refers to not meaningful figure.
Source: RealNetworks management.

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HOULIHAN LOKEY | 13

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